As filed with the Securities and Exchange Commission on August 25, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Twist Bioscience Corporation

(Exact name of registrant as specified in its charter)

Delaware	46-2058888
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Twist Bioscience Corporation

681 Gateway Boulevard

South San Francisco, CA 94080

(Address of Principal Executive Offices) (Zip Code)

Twist Bioscience Corporation Inducement Equity Incentive Plan

(Full title of the plan)

Emily M. Leproust, Ph.D.

Chief Executive Officer

Twist Bioscience Corporation

681 Gateway Boulevard

South San Francisco, CA 94080

(800) 719-0671

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

John V. Bautista, Esq. Niki Fang, Esq. Jason Flaherty, Esq. Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105 (415) 773-5700	Dennis Cho, Esq. General Counsel and Chief Ethics and Compliance Officer Twist Bioscience Corporation 681 Gateway Boulevard South San Francisco, CA 94080 (800) 719-0671

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TWIST BIOSCIENCE CORPORATION

REGISTRATION STATEMENT ON FORM S-8

This Registration Statement on Form S-8 is being filed by Twist Bioscience Corporation (the “Registrant”) to register 700,000 shares of the Registrant’s Common Stock, par value $0.00001 per share (the “Common Stock”), issuable under the Twist Bioscience Corporation Inducement Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written request to: Corporate Secretary, Twist Bioscience Corporation, 681 Gateway Boulevard, South San Francisco, California 94080.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 filed on November 28, 2022, as amended by the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended September 30, 2022 filed on June 5, 2023 pursuant to Section 13(a) of the Exchange Act;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)	the description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed on October 25, 2018 under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents, except as to specific sections of such statements as set forth therein.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide in effect that, subject to certain limited exceptions, the Registrant shall indemnify its directors and officers, to the extent permitted by law as in effect or thereafter in effect, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding to which such person was or is a party or is threatened to be made a party by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans. The Registrant also maintain policies to insure its directors and officers, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain directors and officers of the Registrant, providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for a director’s or officer’s acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director for unlawful payments of dividends or unlawful stock purchases or redemptions, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) of an officer in any action by or in the right of the corporation.

The Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, a director shall not be personally liable to the Registrant or their stockholders for monetary damages for breach of fiduciary duty as a director.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Please read “Item 9. Undertakings” for more information on the Commission’s position regarding such indemnification provisions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

The following documents are filed as exhibits to this Registration Statement.

Incorporated By Reference
Exhibit No.	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-38720	3.1	11/7/2018

4.2	Amended and Restated Bylaws of the Registrant.	8-K	001-38720	3.1	11/18/2022

4.3	Form of Registrant’s Common Stock Certificate.	S-1/A	333-227672	4.1	10/17/2018

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.					X

23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).					X

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					X

23.3	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.					X

24.1	Power of Attorney (included in the signature page to this Registration Statement).					X

99.1	Twist Bioscience Corporation Inducement Equity Incentive Plan and related forms of award agreements thereunder.					X

107	Filing Fee Table.					X

Item 9.	Undertakings.

a.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on August 24, 2023.

TWIST BIOSCIENCE CORPORATION

/s/ Emily M. Leproust
Emily M. Leproust
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Emily M. Leproust and Dennis Cho, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated:

Name	Title	Date

/s/ Emily M. Leproust	Chief Executive Officer and Chair of the Board of Directors	August 24, 2023
Emily M. Leproust	(principal executive officer)

/s/ James M. Thorburn	Chief Financial Officer	August 24, 2023
James M. Thorburn	(principal financial officer)

/s/ Robert F. Werner	Chief Accounting Officer	August 24, 2023
Robert F. Werner	(principal accounting officer)

/s/ William Banyai	Director	August 24, 2023
William Banyai

/s/ Nelson C. Chan	Director	August 24, 2023
Nelson C. Chan

/s/ Robert Chess	Director	August 24, 2023
Robert Chess

/s/ Keith Crandell	Director	August 24, 2023
Keith Crandell

/s/ Jan Johannessen	Director	August 24, 2023
Jan Johannessen

/s/ Xiaoying Mai	Director	August 24, 2023
Xiaoying Mai

/s/ Robert Ragusa	Director	August 24, 2023
Robert Ragusa

/s/ Melissa A. Starovasnik	Director	August 24, 2023
Melissa A. Starovasnik